EXHIBIT 99.1

St. Lawrence Energy Corp. signs a manufacturing agreement with a Fortune 500 company.

Palo Alto, Calif. St. Lawrence Energy Corp. (OTCBB:SLAW) has agreed to manufacture and supply electronics entertainment products for  Menards® of Eau Claire, WI. A direct supply of the entertainment products from factory will help Menards® pass on savings and competitive pricing for the benefits of its customers. Product features reflect sophistication for Menards’s discerning customer bases. Economic scalability of the factory will ensure competitive prices and improve savings for its customers and both companies expect to expand their relationship.

About Menards®,
Menards® is a Fortune 500 company, features and offers a wide variety of house design plans, garage building designs and post frame building designs to create dream homes. 100 pre-priced homes and floor plans are offered and one can choose from many styles, types, a variety of garage designs, options, sample plans and prices, and wide selection of sizes and options. Visit www.Menards.com.

About St. Lawrence Energy Corp. (OTCBB:SLAW, www.stlawe.com).
St. Lawrence Energy Corp. designs, manufactures, and markets solar and semiconductor solutions. The Company has continued to develop green and clean energy solutions, pervasive home technology solutions, and internet-based solutions. Based in Palo Alto, California, the Company leverages on innovative minds of Silicon valley in San Jose, and intends to add and improve sophisticated solutions for home, factories, and offices.

Forward Looking Statements
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, important factors, including general economic conditions, spending levels and other factors, could cause actual results to differ materially from the Company’s expectations.

Company contact:
St. Lawrence Energy Corp.
Ben Garst, Investor Relations
650-384-0333